                                                                    EXHIBIT 5.2

                     [Richards, Layton & Finger Letterhead]




                                 July 22, 1996


Special Committee of the
  Board of Directors
Zapata Corporation
1717 St. James Place
Suite 550
Houston, Texas 77056

Ladies and Gentlemen:

        We have acted as special Delaware counsel to a special committee (the "Special Committee") of the Board of Directors of Zapata Corporation, a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of Houlihan's Restaurant Group, Inc., a Delaware corporation ("Houlihan's"), with and into Zapata Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"). In this connection, you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the "General Corporation Law").

        For the purpose of rendering our opinion as expressed herein, we have been furnished and have examined the following documents:

        (i) the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on May 3, 1994 (the "Restated Certificate");

        (ii) the Agreement and Plan of Merger, dated June 4, 1996, among Houlihan's, Merger Sub and the Company (the "Merger Agreement");

        (iii) the Proxy Statement of the Company for the Annual Meeting of Stockholders held on January 11, 1971 (the "Proxy Statement");
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Zapata Corporation
July 22, 1996
Page 2

        (iv) the Registration Statement on Form S-4 of the Company (No. 333-06729) as filed with the Securities and Exchange Commission on June 25, 1996 (the "Registration Statement");

        (v) the Standstill Agreement, dated April 30, 1996, between the Company and Malcolm Glazer; and

        (vi) the Irrevocable Proxy, dated June 4, 1996, from Malcolm Glazer to the members of the Special Committee (as hereinafter defined).

        With respect to the foregoing documents, we have assumed: (i) the genuineness of all signatures of, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations of, the officers and other persons and entities signing each of said documents as or on behalf of the parties thereto; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic originals of the above-referenced documents; (iv) the due authorization, execution and delivery of each of the above-referenced documents by each of the parties thereto; and
(v) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any document we have not reviewed that bears upon or is inconsistent with our opinion as expressed herein. In particular, we have assumed for purposes of our opinion as expressed herein that there are no documents or other evidence admissible in a court of law or equity that bear upon the intent of the parties with respect to Article SEVENTH of the Restated Certificate that is inconsistent with the statements contained in the Proxy Statement or otherwise with our opinion as expressed herein. We have conducted no independent factual investigation of our own, but rather have relied solely on the documents furnished for our review as listed above, the statements and information set forth in said documents and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

                                   BACKGROUND

        In July 1992, Malcolm Glazer ("Glazer") acquired 49,226,662 shares of the common stock, par value $.25 per share, of the Company ("Company Common Stock") representing a 38.8% interest in the voting stock of the Company. As a result of subsequent acquisitions by Glazer, a one-for-five reverse stock split effected in 1994, and a net reduction in the number of outstanding shares as a result of repurchases, Glazer's current ownership of Company Common Stock is 10,395,384 shares, or approximately 35.2% of the outstanding voting stock (excluding 20,000 shares that may be acquired upon exercise of exercisable stock options). Since July 1994, Glazer has been the Chairman of the Board of the Company. The shares of Company Common Stock beneficially owned by Glazer (the "Glazer Shares") are currently owned by a trust (the "Glazer Trust") of which Glazer is the Trustee.










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        In late 1994 and early 1995, the Company began to develop a strategic plan involving the repositioning of the Company into the food services industry. In accordance with this objective, the Board of Directors of the Company (the "Board") decided to consider an acquisition of all of the outstanding shares of common stock, par value $.01 per share, of Houlihan's (the "Houlihan's Common Stock"). Houlihan's operates, through subsidiaries, full service casual dining restaurants in 25 states. Glazer and members of his family beneficially own approximately 73% of the Houlihan's Common Stock.

        The Board formed the Special Committee consisting solely of disinterested directors to, inter alia, investigate a potential merger or acquisition transaction with Houlihan's and, if the Special Committee deems it appropriate, to approve such a transaction. Neither Glazer nor any member of his family is a member of the Special Committee.

        In the Merger, Houlihan's will be merged with and into Merger Sub, with Merger Sub being the surviving corporation. Pursuant to the Merger Agreement, each share of Houlihan Common Stock issued and outstanding immediately prior to the effective time of the Merger, other than treasury shares, shares held by the Company and Dissenting Shares (as defined in the Merger Agreement), by virtue of the Merger, will be converted into the right to receive a combination of cash and Company Common Stock valued at $8.00 per share. The issued and outstanding shares of capital stock of Merger Sub will not be affected by the Merger. Therefore, as a result of the Merger, the former holders of Houlihan's Common Stock will become stockholders of the Company, and Merger Sub will acquire the assets of Houlihan's by operation of law.

        The Section 5.7 of the Merger Agreement provides that there will be an annual meeting of the stockholders of the Company (the "Annual Meeting") at which such stockholders will vote upon the issuance of shares of Company Common Stock in the Merger (the "Share Issuance"). Pursuant to the Standstill Agreement, Glazer has delivered to the members of the Special Committee the Irrevocable Proxy, pursuant to which such members are authorized to vote all the shares of Company Common Stock beneficially owned by Glazer. On June 13, 1996, a majority of the members of the Special Committee determined to vote the shares of Company Common Stock beneficially owned by Glazer in accordance with the vote of a majority of Company stockholders other than Glazer present and voting at the Annual Meeting such that (i) if a majority of the shares present and voting at the Annual Meeting (other than shares beneficially owned by Glazer) are voted in favor of the Share Issuance, all shares subject to the Irrevocable Proxy will be voted in favor of the Share Issuance, and (ii) if a majority of the shares present and voting at the Annual Meeting (other than shares beneficially owned by Glazer) are voted in opposition to the Share Issuance, all shares subject to the Irrevocable Proxy will be voted in opposition to the Share Issuance.

        Because the Company is not a constituent corporation in the Merger between Houlihan's and Merger Sub, no vote of the stockholders of the Company is required in connection with the Merger under the General Corporation Law. While, as noted above, the
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   July 22, 1996
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stockholders of the Company are being asked to approve the Stock Issuance, the requirement that the Stock Issuance be approved by the stockholders of the Company arises under the rules of the New York Stock Exchange, not the General Corporation Law.

                                ARTICLE SEVENTH

        Article SEVENTH of the Restated Certificate ("Article Seventh") provides that the Company is prohibited from engaging in certain transactions with a beneficial owner of five percent or more of the outstanding shares of the Company's voting stock (an "Interested Stockholder") unless such a transaction is approved by the holders of 80% of the Company's stock or such a transaction is exempted from such vote pursuant to the provisions thereof. In particular, subsection (A) of Article Seventh provides as follows:

                SEVENTH: (A) Except as set forth in Paragraph (D) of this Article SEVENTH, the affirmative vote or consent of the holders of 80% of all stock of this corporation entitled to vote in elections of directors, considered for the purposes of this Article SEVENTH as one class, shall be required:

                        (i) for a merger or consolidation with or into any other corporation, or

                        (ii) for any sale or lease of all or any substantial part of the assets of this corporation to any other corporation, person or other entity, or

                        (iii) any sale or lease to this corporation or any subsidiary thereof of any assets (except assets having an aggregate fair market value of less than $2,000,000) in exchange for voting securities (or securities convertible into voting securities or options, warrants, or rights to purchase voting securities or securities convertible into voting securities) of this corporation or any subsidiary by any other corporation, person or entity, if as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto such other corporation, person or entity which is party to such a transaction is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of stock of this corporation entitled to vote in elections of directors, considered for the purpose of this Article SEVENTH as one class. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the

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   July 22, 1996
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                        stock of this corporation otherwise required by law or
                        any agreement between this corporation and any national securities exchange.

                You have requested our opinion regarding whether the supermajority vote requirement (the "Supermajority Vote") of Article Seventh would be applicable to the Merger because of Glazer's equity interest in the Company and Houlihan's.(1)

                          THE STANDARDS APPLICABLE TO
                      AN INTERPRETATION OF ARTICLE SEVENTH

                In general, Delaware courts apply the rules of contract interpretation when examining the provisions of a certificate of interpretation, such as the Restated Certificate. Berlin v. Emerald Partners, 552 A.2d 482, 488 (Del. 1988). In Berlin, the Delaware Supreme Court construed a supermajority vote provision and observed that "the best evidence of the intention of the parties is often found in the express language of a written contract." Id. at
488. Courts have opined that this principle is particularly appropriate in the interpretation of provisions contained in a corporation's charter in light of the sophistication of the persons who normally draft such provisions:

                        Provisions in a corporate charter should receive a literal and technical interpretation in most instances. They are customarily drafted by experts who count on them being respected in a precise and literal way.

Cinerama, Inc. v. Technicolor, Inc., 663 A.2d 1134, 1155 (Del. Ch. 1994), aff'd, 663 A.2d 1156, 1171 (Del. 1995).

                The Delaware Supreme Court has further recognized that supermajority vote provisions, such as those contained in Article Seventh, should be narrowly interpreted:

                        [H]igh vote requirements which purport to protect minority shareholders by disenfranchising the majority, must be clear and unambiguous. There must be no doubt that the shareholders intended that a supermajority would be required. When a provision which seeks to require the approval of a supermajority is unclear or ambiguous, the fundamental principle of majority rule will be held to apply.

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        (1)Even though the Glazer Shares are actually owned by the Glazer
  Trust, Glazer is deemed to be the beneficial owner of such shares under subsection (B) of Article Seventh by reason of his control over the voting and disposition of such shares.


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   July 22, 1996
   Page 6



Centaur Partners, IV v. National Intergroup, Inc., 582 A.2d 923, 927 (Del.
1990) (emphasis added). In Centaur Partners, the Court held that a provision in a corporation's charter requiring an 80% vote for by-law amendments was clear and unambiguous, and applied to an amendment purporting to expand the corporation's board of directors.

                        WHETHER THE MERGER IS SUBJECT TO
                      THE REQUIREMENTS OF ARTICLE SEVENTH

                Subsection (A)(i) of Article Seventh requires a Supermajority Vote "for a merger or consolidation with or into any other corporation." By its literal terms, subsection (A)(i) does not apply to a merger of a subsidiary of the Company with or into another corporation such as that contemplated by the Merger.(2) The fact that other subsections of Article Seventh (i.e., subsections (A)(iii) and (D)(ii)(3)) refer to subsidiaries of the Company suggests that the failure to refer expressly to subsidiaries in subsection
(A)(i) was not inadvertent. Accordingly, we believe that a Delaware court would find that subsection (A)(i) does not apply to mergers of subsidiaries of the Company because its express language does not state clearly that it applies to such mergers. Centaur Partners, 582 A.2d at 927.

                In the event that a Delaware court were to find subsection
(A)(i) to be ambiguous, the Centaur Partners decision would seem to preclude a finding that such provision could impose a Supermajority Vote for transactions other than those clearly covered thereby (i.e., a merger in which the Company is a constituent corporation). See 582 A.2d at 927. Nevertheless, since Centaur Partners does not expressly prohibit consideration of extrinsic evidence of the parties'


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        (2)By contrast, a supermajority vote provision adopted by United
  States Gypsum Company on May 12, 1976, which is relatively contemporaneous with and almost identical to Article Seventh in virtually all other respects, provided that the supermajority vote would be required "for a merger or consolidation of this corporation or any subsidiary thereof with or into any other corporation." Robert H. Winter et al., Shark Repellents and Golden Parachutes Ex. 5.2D, at 184 (1992) (emphasis added).

        (3)Subsection (D)(ii) of Article Seventh provides that Article Seventh shall not apply to:

                        any merger or consolidation of this corporation with, or any sale or lease to this corporation or any subsidiary thereof of any assets of or sale or lease by this corporation or any subsidiary thereof of any its assets to any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by this corporation and its subsidiaries.

  (Emphasis added).





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Zapata Corporation
July 22, 1996
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intent in interpreting a supermajority vote provision, it is possible that a
Delaware court would consider such evidence in construing Article Seventh.

        We are aware of no extrinsic evidence of the intent behind Article Seventh other that the Proxy Statement. With respect to the purpose of Article Seventh, the Proxy Statement, in pertinent part, states:

                Absent the voting requirements described herein, Delaware law and the present Certificate of Incorporation would permit the stockholders of the Company to authorize any corporate transaction . . . by the affirmative vote of the holders of a majority of the voting stock of the Company. The Board of Directors considers the majority voting requirement to be desirable as to most proposals which would be submitted to the stockholders and desires to retain such voting requirements in those instances. However, the Board of Directors is of the opinion that where a proposed merger or similar transaction involves a corporation or other business entity having a direct or indirect substantial ownership or control of the voting power of the Company, acquired without the consent of the Board of Directors, a substantially higher voting requirement is preferable. The intended effect of the proposed amendments would be to make more difficult the use by a corporation of its ownership in the Company to effect a transaction which might not be in the best interests of the Company and its stockholders. However, such voting provisions may also have the effect of giving the management of the Company power to reject certain transactions which might be desired by holders of a majority, but less than 80%, of the voting stock of the Company, and giving a minority of the stockholders veto power over certain transactions which might at the time be thought desirable by both management and the holders of a majority, but less than 80%, of the outstanding voting stock.

Proxy Statement at 7 (emphasis added).

In our view, the foregoing passage does not provide substantial guidance regarding the proper interpretation of subsections (A)(i) and (A)(iii) of Article Seventh as applied to the matter under consideration.

        Subsection (A)(ii) of Article Seventh, which addresses a sale of assets by the Company, should not be implicated by the Merger because no assets of the Company are being sold, leased or otherwise transferred in the Merger. Moreover, the Delaware Supreme Court
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   Zapata Corporation
   July 22, 1996
   Page 8


has held that a statutory merger does not constitute a "sale of assets," Sterling v. Mayflower Hotel Corp., 93 A.2d 107, 112 (Del. 1952).

        With respect to subsection (A)(iii) of Article Seventh, the issue presented is whether stock of a parent corporation issued in a forward triangular merger would constitute the consideration for a "sale" to the parent corporation or a subsidiary of assets by a corporation, person or entity that is an Interested Stockholder. From the standpoint of the Merger Sub, the Merger could arguably be said to involve the sale to it of the assets of Houlihan's (since as a result of the Merger, Merger Sub will, as indicated above, acquire the assets of Houlihan's by operation of law). Under this analysis, Houlihan's (the seller of assets) would be an Interested Stockholder because, under the definition of "beneficial ownership" in subsection (B) of the Article Seventh, Glazer's ownership would be attributed to it by reason of the affiliate relationship. However, such an argument would be inconsistent with the holding of Sterling v. Mayflower Hotel, that a statutory merger does not constitute a "sale of assets" and the well recognized doctrine of "independent legal significance" discussed below. Therefore, as to Merger Sub, we do not believe the Merger would be considered to involve a sale to it of assets.

        From the standpoint of the Company, the Merger could arguably be said to involve the sale to the Company by Glazer of Glazer's Houlihan's Common Stock. However, following the Merger, the Company will not own Houlihan's Common Stock but will instead continue to own stock of Merger Sub. Moreover, there would be a question as to whether Glazer (the assumed seller) would even be a "party to the transaction" (as Article Seventh requires an Interested Stockholder to be in order for the Supermajority Vote to apply) because Glazer is not a party to the Merger Agreement. Finally, Delaware courts have repeatedly recognized that the conversion of stock in a merger pursuant to Section 251 is not subject to statutory and charter provisions applicable to other forms of transactions even if the ultimate result of the merger is comparable to that obtained by means of such other transactions. For example, the Court of Chancery has held that:

                        The statutory conversion of stock in a constituent
                corporation into stock in the surviving corporation that is effected by a stock for stock merger ought not to be considered a sale, transfer or exchange of that stock for purposes of an agreement among stockholders restricting their power to transfer their stock.

Shields v. Shields, 498 A.2d 161, 167 (Del. Ch. 1985). See also Sterling v. Mayflower, 93 A.2d at 112 (holding that a statutory merger is not a sale of assets).

        In rendering the foregoing decisions, the courts relied on, among other things, the well established principle referred to by Delaware courts as the doctrine of "independent legal significance", which provides that "action taken under one section of [the General Corporation Law] is legally independent, and its validity is not dependent upon, nor to be tested by the requirements of other unrelated sections under which the same final result might be attained by

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July 22, 1996
Page 9

different means." Orzeck v. Englehart, 195 A.2d 375, 378 (Del. 1963). The doctrine reflects the practice of Delaware courts to accord independent legal significance to the form of a transaction as long as it is effected in accordance with the statutory requirements for such a transaction under the General Corporation Law, even though the practical effect of the transaction may be similar to or the same as the result which could have been achieved through a different form of transaction which would have been subject to different requirements. See, e.g., Rothschild Int'l Corp. v. Liggett Group Inc., 474 A.2d 133 (Del. 1984) (holding that the conversion of stock into cash pursuant to a merger does not implicate a charter provision addressing the rights of such stock upon the liquidation of the corporation); Warner Communications Inc. v. Chris-Craft Indus., Inc., 583 A.2d 962 (Del. Ch.), aff'd, 567 A.2d 419 (Del.
1989) (holding that the conversion of stock in a merger does not implicate statutory or charter provisions applicable to an amendment of the certificate of incorporation); Sullivan Money Management, Inc. v. FLS Holdings Inc., C.A. No. 12731 (Del. Ch. Nov. 20, 1992), aff'd, 628 A.2d 84 (Del. 1993) (same); Dart v.
Kohlberg, Kravis, Roberts & Co., C.A. No. 7366, slip op. at 13 (Del Ch. May 6,
1985) (holding that the conversion of a corporation's redeemable stock into cash in a merger is not subject to the redemption provisions of its certificate of incorporation).

        The doctrine of independent legal significance supports the conclusion that the issuance of stock by the Company in the Merger to the former stockholders of Houlihan's upon conversion in the Merger of shares of Houlihan's Common Stock, which is authorized as a merger transaction by Section 251,(4) should not be subject to the provisions of Article Seventh applicable to transactions in which stock is issued in connection with a sale of assets to the Company (i.e., subsection (A)(iii)).

        The conclusion is bolstered by the fact that the drafters of Article Seventh created a separate provision imposing the Supermajority Vote with respect to certain mergers (i.e., subsection (A)(i)). In Warner v. Chris-Craft, the Court of Chancery addressed the proper construction of a similar provision and based its decision, in part, on the fact that there was a separate class vote provision in the certificate of designation at issue which applied to mergers. 583 A.2d at 970-71. The Court inferred from that fact that the class vote provision at issue was not intended to apply in the event of a merger. Similarly, a Delaware court should be reluctant

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        (4) Section 251(b) of the General Corporation Law expressly provides that shares of a constituent corporation may be converted into securities of another corporation. 8 Del. C. Section 251(b). This statutory language authorizes Delaware corporations to engage in "triangular mergers" and "reverse triangular mergers". The Merger is structured as a typical triangular merger in which the acquired corporation merges with and into a wholly-owned subsidiary of the parent corporation (which subsidiary is the surviving corporation) and the stock of the acquired corporation is converted into shares of the parent corporation.





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to find subsection (A)(iii) applicable to a merger because subsection (A)(i)
expressly applies to such a transaction.

        We note that the Court of Chancery, in Bacine v. Scharffenberger, C.A. No. 7862 (Del. Ch. Dec. 11, 1984), applied a statutory sale of assets analysis to determine whether a "sale" by a corporation of three of its wholly-owned subsidiaries by means of a merger required a vote of the corporation's stockholders under Section 271. In response to the defendants' position that the transaction was a merger and should not be subject to Section 271's requirements under the doctrine of independent legal significance, the plaintiffs' asserted that "equity looks to the substance of a transaction and not to its form, and the realities of modern business are such that the stock of wholly-owned subsidiary corporations necessarily constitutes the assets of a holding company . . . ." Slip op. at 7. The Court observed that "I must admit that I find considerable logic in [plaintiffs'] proposition." Id. Significantly, however, the Court did not adopt the plaintiffs' position, and instead held that:

                conceding without deciding that it is true for the purpose of argument, I find that the transaction is still not one which appears to require the approval of [the corporation's] shareholders . . . because I cannot find from the facts of record that the transfer of the three subsidiaries will constitute a sale of "substantially all" of [the corporation's] assets.

Id. We do not believe that Bacine would cause a Delaware court to find that the Merger is subject to the Supermajority Vote. Bacine, which was decided in the context of a motion for a preliminary injunction, did not actually hold that the merger of a subsidiary would be viewed at the parent level as a sale of assets subject to Section 271, but instead accepted that proposition arguendo for purposes of its determination. Because the plaintiffs' position failed even assuming that the transaction was viewed as a sale of assets, the Court never had to decide whether, notwithstanding the Delaware Supreme Court's holding in Sterling v. Mayflower Hotel, the merger should be deemed to be a sale of assets. In addition, Bacine did not address a charter provision requiring a supermajority vote, which the Delaware Supreme Court has held must be interpreted literally and narrowly. Centaur Partners, 582 A.2d at 927.

                                   CONCLUSION

        We are aware of no decision of a Delaware court which directly addresses the question posed for our consideration,(5) and consequently the matter is not completely free from

- ------------

        (5) We note that an action styled Pasternak v. Glazer, C.A. No. 15026, seeking to enjoin the Merger on the grounds, inter alia, that the Supermajority Vote requirement of Article Seventh is applicable to the Merger and will not be complied with, has been filed in the Court of Chancery of the State of Delaware. A hearing on plaintiff's motion for a
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doubt. Nevertheless, based upon and subject to the foregoing, and subject to the qualifications, assumptions, exceptions and limitations set forth herein, it is our opinion that the Merger is not subject to the Supermajority Vote requirement of Article Seventh.

        The foregoing opinion is limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, or the rules and regulations of stock exchanges or any other regulatory body. We express no opinion as to the possible outcome of any challenge to the Merger and the manner of its approval premised upon equitable considerations.

        We hereby consent to the reference to this opinion in the Registration Statement, provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities Exchange Commission thereunder. Except as provided in the immediately preceding sentence, our opinion as expressed herein is rendered solely for your benefit in connection with the matters addressed herein, and, without our prior written consent, may not be relied upon by you for any other purpose or be furnished or quoted to, or relied upon, by any other person or entity for any purpose.

                                                Very truly yours,

                                                RICHARDS, LAYTON & FINGER

AMT/MJG/CSB/MJF




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  preliminary injunction is scheduled for September 6, 1996. No opinion is expressed herein as to the outcome of such litigation.